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Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

RES-CARE, INC.

AT

$13.25 NET PER SHARE

BY

ONEX RESCARE ACQUISITION, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME,
ON NOVEMBER 5, 2010, UNLESS THE OFFER IS EXTENDED.

October 7, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Onex Rescare Acquisition, LLC, a Delaware limited liability company (or any permitted assignee thereof, "Purchaser") to act as Information Agent in connection with the offer by Purchaser to purchase all outstanding shares of common stock, no par value (the "Shares"), of Res-Care, Inc., a Kentucky corporation ("Target"), other than Shares owned by Purchaser and its affiliates (collectively, the "Purchaser Group"), at a purchase price of $13.25 per Share, net to the seller in cash, without interest thereon and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 7, 2010 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

        Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Computershare Trust Company, N.A. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) must, if they wish to tender their Shares, tender their Shares according to the guaranteed delivery procedures set forth in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        The Offer is subject to a non-waivable condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the outstanding Shares that are not held by the Purchaser Group, calculated on a fully-diluted basis, but excluding any Shares that certain members of Target's management have agreed to "roll-over" into equity of Purchaser as further described in the Offer to Purchase. The Offer is not subject to any financing condition. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See "The Offer—Section 11. Conditions to the Offer" of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

          1.     The Offer to Purchase.

          2.     The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares).

          3.     The Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis.

          4.     A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          5.     A return envelope addressed to Computershare Trust Company, N.A., as Depositary.

        In order to tender Shares in the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

        Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        PLEASE CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON NOVEMBER 5, 2010 UNLESS THE OFFER IS EXTENDED.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                      Very truly yours,

                      Georgeson, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PURCHASER, TARGET, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(1)(iv)
OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF RES-CARE, INC. AT $13.25 NET PER SHARE BY ONEX RESCARE ACQUISITION, LLC